Exhibit 11 - Computations of Earnings per Share

                   Tredegar Industries, Inc. and Subsidiaries
                    (In thousands, except per-share amounts)
                                   (Unaudited)
                                          Third Quarter Ended  Nine Months Ended
                                            September  30        September 30
                                            1994      1993       1994     1993
Income (loss) from continuing operations  $  (278)   $ 1,145    $(2,297)  $   3,529
Income from discontinued operations        26,753      1,162     37,218       5,157
Net income before extraordinary item
   and cumulative effect of changes in
   accounting principles                   26,475      2,307     34,921       8,686
Extraordinary item                              -          -          -      (1,115)
Cumulative effect of changes in accounting
   for postretirement benefits other than
   pensions (net of tax) and income taxes       -          -          -         150
Net income                               $26,475     $ 2,307    $34,921   $   7,721

Earnings per share as reported:
   Income(loss)from continuing operations$  (.02)    $   .10    $  (.21)  $     .32
   Income from discontinued operations      2.52         .11       3.47         .48
   Net income before extraordinary items
     and cumulative effect of changes in
     accounting principles                 2.50          .21       3.26         .80
   Extraordinary item                         -            -          -        (.10)
   Changes in accounting principles           -            -          -         .01
   Net income                           $  2.50      $   .21    $  3.26   $     .71

PRIMARY EARNINGS PER SHARE:
Shares issuable upon the assumed exercise
   of outstanding stock options (1)          86           14         45          34
Weighted average common shares outstanding
   during period                         10,590       10,895     10,735      10,895
Weighted average common shares and
   common stock equivalents              10,676       10,909     10,780      10,929
Primary earnings per share (2)          $  2.48      $   .21    $  3.24   $     .71

FULLY DILUTED EARNINGS PER SHARE:
Shares issuable upon the assumed exercise
   of outstanding stock options (3)         117           20        109          34
Weighted average common shares outstanding
   during period                         10,590        10,895     10,735      10,895
Weighted average common shares and
   common stock equivalents              10,707        10,915     10,844      10,929
Fully diluted earnings per share (2)    $  2.47       $   .21    $  3.22   $     .71

(1)     Computed using the average market price during the related period.
(2)     Common stock equivalents had an immaterial dilutive effect.
(3)     Computed using the higher of the average market price during the related period and the market price at the end of the related period.
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